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Exhibit 99.1

Consent of Morgan Stanley & Co. LLC

        We hereby consent to the use in Amendment No. 2 to the Registration Statement of Ensco plc on Form S-4 (the "Registration Statement") and in the Joint Proxy Statement/Prospectus of Ensco plc and Atwood Oceanics, Inc., which is part of the Registration Statement, of our written opinion, dated May 29, 2017, appearing as Annex B to such Registration Statement, and to the description of such opinion and to the references thereto and to our name contained therein under the headings "Summary—Opinion of Financial Advisor to Ensco," "Risk Factors—Risks Relating to the Merger," "The Merger—Background of the Merger," "The Merger—Ensco's Reasons for the Merger; Recommendation of the Ensco Board of Directors," "The Merger—Atwood's Reasons for the Merger; Recommendation of the Atwood Board of Directors," "The Merger—Opinion of Financial Advisor to Ensco," and "The Merger—Certain Unaudited Financial Forecasts Prepared by the Management of Ensco." In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC
By:	/s/ Michael Harris

Houston, Texas
August 8, 2017

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  Exhibit 99.1
Consent of Morgan Stanley & Co. LLC